                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material under Rule 14a-12

                          MOLECULAR DEVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------


|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          MOLECULAR DEVICES CORPORATION
                               1311 Orleans Drive
                               Sunnyvale, CA 94089


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

                               -----------------

TO THE STOCKHOLDERS OF MOLECULAR DEVICES CORPORATION:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Molecular Devices Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 23, 2002 at 10:30 a.m. local time at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089 for the following purposes:

     (1) To elect directors to serve for the ensuing year and until their successors are elected.

     (2) To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares.

     (3) To approve the Company's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

     (4) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

     (5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 29, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors

                                            /s/  JAMES C. KITCH
                                            ----------------------------------
                                            James C. Kitch
                                            SECRETARY


Sunnyvale, California
April 22, 2002

--------------------------------------------------------------------------------
     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                          MOLECULAR DEVICES CORPORATION
                               1311 ORLEANS DRIVE
                               SUNNYVALE, CA 94089

                                 ---------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 2002

                                 ---------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Molecular Devices Corporation, a Delaware corporation ("Molecular Devices" or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 23, 2002, at 10:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California, 94089. The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2002 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 29, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 29, 2002, the Company had outstanding and entitled to vote 15,279,435 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1311 Orleans Drive, Sunnyvale, California 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 13, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so by March 24, 2003. Such proposal or nomination, however, may not be submitted before February 22, 2003. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


     There are eight nominees for the eight Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been elected by the stockholders.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

NOMINEES

     The names of the nominees and certain information about them are set forth below:


NAME                                            AGE    PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
----                                            ---    ---------------------------------------------------
Joseph D. Keegan, Ph.D..................        48     President, Chief Executive Officer

Moshe H. Alafi..........................        73     General Partner, Alafi Capital Company

David L. Anderson.......................        58     Managing Director, Sutter Hill Ventures

A. Blaine Bowman........................        55     President, Chief Executive Officer,
                                                       Dionex Corporation

Paul Goddard, Ph.D......................        52     Chairman, A.P. Pharma, Inc.

Andre F. Marion.........................        66     Independent Investor

Harden M. McConnell, Ph.D...............        74     Robert Eckles Swain Professor of
                                                       Physical Chemistry at Stanford University

J. Allan Waitz, Ph.D....................        66     Independent Investor

     JOSEPH D. KEEGAN, PH.D., was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a member of the Board of Directors of Upstate Group, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

     MOSHE H. ALAFI has been a director of the Company since 1985. Mr. Alafi has been the General Partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

     DAVID L. ANDERSON has been a director of the Company since 1983. Mr. Anderson has been a Managing Director of the General Partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital company, since 1974. Mr. Anderson is also a director of Dionex Corporation, a leading supplier of analytical instrumentation, and BroadVision, Inc., a software company.

     A. BLAINE BOWMAN has been director of the Company since 1985. Mr. Bowman is, and has been since 1980, President, Chief Executive Officer and a director of Dionex Corporation.

     PAUL GODDARD, PH.D., has been a director of the Company since September 1995. Dr. Goddard is the Chairman of A.P. Pharma, Inc., which develops, manufactures and sells patented delivery systems to enhance the safety and effectiveness of prescription products. Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC, from 1998 through 2000. Dr. Goddard served as Chairman, Chief Executive Officer and Director of Neurex Corporation from 1991 through 1998 when Neurex Corporation was acquired by Elan PLC. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp., a pharmaceutical company, and its predecessors in various positions, most recently as Senior Vice President and Director, Japan-Pacific. He is also a director of Onyx Pharmaceuticals, Inc. and Adolar Corporation.

     ANDRE F. MARION has been a director of the Company since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant and also a director of Cygnus, Inc., Applied Imaging Corp., Alpha M.O.S., Aclara Biosciences Corp., Integrated Biosystems Inc., Quantum Dot Corp., EDC Biosystems and Guava Technologies, Inc.

     HARDEN M. MCCONNELL, PH.D., founder of the Company, has been a director of and a consultant to the Company since the Company's inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry at Stanford University and a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work, most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990) and the Bruker Prize of the Royal Society of Chemistry (1995). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology.

     J. ALLAN WAITZ, PH.D., has been a director of the Company since 1990. Dr. Waitz is currently retired. Until 1992, Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1991 through December 1996, Dr. Waitz served as chairperson of the Area Committee on Microbiology of the National Committee for Clinical Laboratory Standards.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                          BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2001 the Board of Directors held five meetings and acted by unanimous written consent two times. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Dr. McConnell, Dr. Goddard and Mr. Bowman. It met two times during the fiscal year ended December 31, 2001. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards).

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three outside directors: Mr. Anderson, Mr. Marion and Dr. Waitz. It met one time during the fiscal year ended December 31, 2001.

     During the fiscal year ended December 31, 2001, all directors except Mr. Alafi attended at least 75% of the aggregate of the meetings of the Board, held during the period for which they were a director, and all directors except Dr. Goddard attended at least 75% of the aggregate of the meetings of the Board committees on which they served, held during the period for which they were a committee member.

           REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

     The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed results of the independent auditors' examination of the financial statements. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The committee also considered whether provision of non-audit services are compatible with maintaining auditor's independence.

     The committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held two meetings during fiscal year 2001.

     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                                            Audit Committee
                                            A. Blaine Bowman
                                            Paul Goddard, Ph.D.
                                            Harden M. McConnell, Ph.D.








-----------------------------------
(1) This material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2
                 APPROVAL OF 1995 STOCK OPTION PLAN, AS AMENDED

     In October 1995, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1995 Stock Option Plan (the "Option Plan"). There are 3,750,000 shares of Common Stock reserved under the Option Plan.

     In April 2001, the Board approved an amendment to the Option Plan to eliminate certain provisions that concern the repricing of options granted thereunder. These provisions had expressly conferred authority on the Board to offer optionholders the opportunity to replace outstanding higher priced options with new lower priced options in the event of a decline in the value of the Company's Common Stock.

     In January 2002, the Board amended the Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan from a total of 3,750,000 shares to a total of 4,250,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

     As of February 15, 2002, options (net of canceled or expired options) covering an aggregate of 2,216,900 shares of the Company's Common Stock had been granted and were outstanding under the Option Plan, and only 293,677 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan.

     Stockholders are requested in this Proposal 2 to approve the Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Option Plan are outlined below:

GENERAL

     The Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of options.

PURPOSE

     The Board adopted the Option Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 370 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Option Plan.

ADMINISTRATION

     The Board administers the Option Plan. Subject to the provisions of the Option Plan, the Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of Common Stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

     The Board has the power to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has not delegated administration of the Option Plan to a committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

     The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Option Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Option Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

     Incentive stock options may be granted under the Option Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive nonstatutory stock options under the Option Plan.

     No option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Option Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

     No person may be granted options under the Option Plan exercisable for more than 500,000 shares of Common Stock during any calendar fiscal year (the "Section 162(m) Limitation").

STOCK SUBJECT TO THE OPTION PLAN

     Subject to this Proposal, an aggregate of 3,250,000 shares of Common Stock, plus up to 1,000,000 shares issuable in connection with the Company's terminated 1988 Stock Option Plan (the "1988 Plan"), is reserved for issuance under the Option Plan. If options granted under the Option Plan or the 1988 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Option Plan. If the Company reacquires unvested stock issued under the Option Plan, the reacquired stock will not again become available for reissuance under the Option Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of March 28, 2002, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $18.17 per share.

     The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

     OPTION EXERCISE. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 20-25% per year during the optionholder's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the optionholder's service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned Common Stock of the Company or by a combination of these means.

     TERM. The maximum term of options under the Option Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan generally terminate three months after termination of the optionholder's service unless (i) such termination is due to the optionholder's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination;
(ii) the optionholder dies before the optionholder's service has terminated, or within a period specified in the option after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 18 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

RESTRICTIONS ON TRANSFER

     The optionholder may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder may exercise an incentive stock option. In addition to transfers effective on death, an optionee may transfer a nonstatutory stock option pursuant to certain domestic relations orders and the transferee may then exercise such option according to its terms. Except as noted above, options granted under the Option Plan are generally nontransferable. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares of Common Stock subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Option Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization ("change in control"), to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under the Option Plan, or such outstanding options will continue in full force and effect. If any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options, then, with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised may, at the discretion of the Board, be accelerated. In addition, if any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options, then an outstanding option will terminate if the optionholder does not exercise it before the change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on October 29, 2005.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Option Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of
Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder's alternative minimum tax liability, if any.

     If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

     Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionholder's actual gain, if any, on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3
            APPROVAL OF 1995 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED


     In October 1995, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). In October 2001, the Board amended and restated the Purchase Plan to make certain technical amendments, effective as of January 2002. There are 200,000 shares of Common Stock reserved for issuance under the Purchase Plan.

     In January 2002, the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Purchase Plan from a total of 200,000 shares to a total of 400,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

     During the last fiscal year, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Joseph D. Keegan, Ph.D., 365 shares ($17.39), Timothy A. Harkness, 365 shares ($17.39), John S. Senaldi, 365 shares ($17.39), Robert J. Murray, 183 shares ($17.05), Patricia C. Sharp, 183 shares ($17.05), Tony M. Lima, 365 shares ($17.39), all executive officers as a group, 1826 shares ($17.32) and all employees (excluding executive officers) as a group 35,888 shares ($17.33).

     As of February 15, 2002, an aggregate of 156,806 shares of the Company's Common Stock had been granted under the Purchase Plan. Only 43,194 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

     Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

     The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the approximately 370 employees of the Company and its affiliates are eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

     The Board has the power, which it has not yet exercised, to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

STOCK SUBJECT TO PURCHASE PLAN

     Subject to this Proposal, an aggregate of 400,000 shares of Common Stock is reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again become available for issuance under the Purchase Plan.

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The maximum length for an offering under the Purchase Plan is 27 months. The current offering under the Purchase Plan commenced on January 2, 2002 and will terminate on June 28, 2002. Subject to this Proposal, the Board plans to adopt a new offering under the Purchase Plan with an offering period of approximately two years, divided into four shorter "purchase periods" of approximately six months.

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering, provided that such employee has been continuously employed by the Company or the designated parent or subsidiary corporation for a period as long as the Board may require, which period shall not exceed two years. The Board may provide that officers of the Company who are "highly compensated" as defined in the Code are not eligible to participate in the offerings.

     However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its parent and subsidiary corporations in any calendar year.

PARTICIPATION IN THE PURCHASE PLAN

     On each offering date, each eligible employee, pursuant to an offering made under the Purchase Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board not exceeding 15% of such employee's earnings during the period which begins on the offering date (or such later date as the Board determines for a particular offering) and ends on the date stated in the offering, which date shall be no later than the end of the offering.

PURCHASE PRICE

     The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of the offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering, except as provided otherwise in the offering document.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Purchase Plan and to outstanding purchase rights. In that event, the Purchase Plan will be appropriately adjusted in the type(s), class(es) and maximum number of shares subject to the Purchase Plan and the outstanding purchase rights granted under the Purchase Plan will be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such purchase rights.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

     In the event of (i) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) the sale or other disposition of at least 90% of the outstanding securities of the Company, or
(iii) certain specified types of merger, consolidation or similar transactions (each, a "corporate transaction"), any surviving or acquiring corporation may continue or assume rights outstanding under the Purchase Plan or may substitute similar rights. If any surviving or acquiring corporation does not assume such rights or substitute similar rights, then the participants' accumulated payroll deductions will be used to purchase shares of Common Stock immediately prior to the corporate transaction under the ongoing offering and the participants' rights under the ongoing offering will terminate immediately after such purchase.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment is necessary for the Purchase Plan to satisfy Sections 423 of the Code or other applicable laws and regulations.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment, suspension or termination of the Purchase Plan without consent of the employee to whom such rights were granted except (i) with the consent of the employee to whom such rights were granted,
(ii) as necessary to comply with any laws or governmental regulations or (iii) as necessary to ensure that the Purchase Plan and any such rights under the Purchase Plan comply with the requirements of Section 423 of the Code.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

     If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

DISCLOSURE OF AUDITOR FEES

     In addition to retaining Ernst & Young LLP, the Company's independent auditors, to audit the consolidated financial statements for the fiscal year ended December 31, 2001, the Company and its subsidiaries retained Ernst & Young LLP to provide other services and expect to continue to do so in the future. The aggregate fees incurred for professional services rendered by Ernst & Young LLP relating to the fiscal year ending December 31, 2001 were:

     AUDIT FEES: $280,000 for services rendered relating to the annual audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001 and the quarterly reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q filed during fiscal year 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     ALL OTHER FEES: $402,000 for all other services rendered during the fiscal year ended December 31, 2001. Of these fees, $163,000 relate to audit related services (which typically include fees for accounting consultations, SEC Registration Statements, and statutorily required audits in certain locations outside the United States where the Company has operations), and the remaining $239,000 relate to tax consulting projects.

     The Audit Committee has determined that the rendering of all other non-audit services by Ernst & Young LLP is compatible with maintaining the auditors' independence.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 15, 2002 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                  BENEFICIAL OWNERSHIP (1)
                                                                        ------------------------------------------
                                                                        NUMBER OF SHARES          PERCENT OF CLASS
                                                                        ----------------          ----------------
Wellington Management Company, LLP(2).....................                 2,058,310                      13.3%
        75 State Street
        Boston, Massachusetts 02109
                                                                           1,550,946                      10.0%
Kopp Investment Advisors, Inc.(3).........................
     7701 France Ave. South, Ste. 500
     Edina, Minnesota 55435

OrbiMed Advisors LLC(4)...................................                 1,459,500                       9.4%
     767 Third Avenue, 6th Floor
     New York, New York 10010

Brown Capital Management, Inc.............................                 1,169,650                       7.6%
        1201 N. Calvert St.
        Baltimore, MD 21202

Hartford Mutual Funds, Inc. on behalf of:
The Hartford Capital Appreciation Fund....................                   950,000                       6.1%
     200 Hopmeadow Street
     Simsbury, CT 06089
Moshe H. Alafi(5).........................................                   339,040                       2.2%

Harden M. McConnell, Ph.D.(6).............................                   267,500                       1.7%

A. Blaine Bowman(7).......................................                   258,166                       1.7%

Joseph D. Keegan, Ph.D.(8)................................                   129,267                          *

David L. Anderson(9)......................................                    59,907                          *

Timothy A. Harkness (10)..................................                    56,244                          *

Robert J. Murray (11).....................................                    52,879                          *

John S. Senaldi(12).......................................                    39,825                          *

Paul Goddard, Ph.D.(13)...................................                    33,000                          *

Patricia C. Sharp(14).....................................                    24,870                          *

J. Allan Waitz, Ph.D.(15).................................                    23,000                          *

Andre F.Marion(16)........................................                    17,500                          *

Tony M. Lima(17)..........................................                     7,500                          *

All directors and executive officers as a group
  (17 persons)(18)........................................                 1,398,606                       9.0%

---------------
  *  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,467,368 shares outstanding on February 15, 2002, adjusted as required by rules promulgated by the SEC.

(2) Wellington Management Company, LLP is not the owner of record of such shares and disclaims any pecuniary interest (as such term is defined in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in such shares.

(3) Kopp Investment Advisors, Inc. is wholly-owned by Kopp Holding Company, which is wholly-owned by LeRoy Kopp. Kopp Holding Company and LeRoy Kopp are also deemed to beneficially own such shares. Kopp Investment Advisors, Inc. disclaims beneficial ownership of 1,540,946 shares deemed to be beneficially owned by it within the meaning of Rule 13d-3 under the Exchange Act.

(4) OrbiMed Advisors LLC is affiliated with OrbiMed Advisors Inc. and Samuel D. Isaly, each of which are also deemed to beneficially own such shares.

(5) Includes 306,040 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is a general partner, and 33,000 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(6) Includes 251,000 shares held by Harden M. McConnell and Sophia G. McConnell Trust, of which Dr. McConnell is a co-trustee, and 16,500 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(7) Includes 195,166 shares beneficially owned by Dionex Corporation, of which Mr. Bowman, a director of the Company, is the President and Chief Executive Officer, and 23,000 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options. Mr. Bowman disclaims beneficial ownership of the shares held by Dionex Corporation within the meaning of Rule 13d-3 under the Exchange Act.

(8) Includes 5,335 shares held by the Keegan 1990 Revocable Trust UAD 4/27/90, of which Dr. Keegan is a trustee, and includes 123,750 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(9) Includes 26,907 shares held by the Anderson Living Trust UAD 1/22/98, of which Mr. Anderson is a trustee, includes 33,000 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Living Trust UAD 1/22/98 within the meaning of Rule 13d-3 under the Exchange Act.

(10) Includes 52,187 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(11) Includes 27,062 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(12) Includes 36,142 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(13) Includes 33,000 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(14) Includes 22,812 and 313 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options and periodic stock grant rights, respectively.

(15) Includes 23,000 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(16) Includes 17,500 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(17) Includes 7,500 shares that may be acquired within 60 days after February 15, 2002 pursuant to outstanding stock options.

(18) Includes 757,541 shares held by entities affiliated with certain directors and 543,340 shares that certain directors and officers have the right to acquire within 60 days after February 15, 2002 pursuant to the exercise of outstanding stock options and/or periodic stock grant rights. See Footnotes
     (5) through (17).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. Alafi, one report, covering one transaction, was filed late by Mr. Anderson, one report, covering one transaction, was filed late by Mr. Bowman, one report, covering one transaction, was filed late by Dr. Goddard, one report, covering one transaction was filed late by Mr. Harkness, one report, covering one transaction, was filed late by Dr. Humphries, one report, covering one transaction, was filed late by Dr. Keegan, one report, covering one transaction, was filed late by Mr. Lima, one report, covering one transaction, was filed late by Mr. Marion, one report, covering one transaction, was filed late by Dr. McConnell, one report, covering one transaction, was filed late by Dr. Modlin, one report, covering one transaction, was filed late by Mr. Murray, one report, covering one transaction, was filed late by Mr. Senaldi, one report, covering one transaction, was filed late by Ms. Sharp, one report, covering one transaction, was filed late by Dr. Waitz, and one report, covering two transactions, was filed late by Dr. Zander. Mr. Alafi timely filed a report but incorrectly reported a transaction that was subsequently corrected by amendment on a subsequent report.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers and certain key employees of the Company and their ages and positions as of February 15, 2002 are as follows:

NAME                                          AGE      POSITION
----                                          ---      --------
Joseph D. Keegan, Ph.D..................      48       President, Chief Executive Officer

Timothy A. Harkness.....................      35       Vice President, Finance, Chief Financial Officer

Gillian M.K. Humphries, Ph.D............      64       Vice President, Research and Development

Robert J. Murray........................      54       Vice President, Operations

Stephen J. Oldfield, Ph.D...............      46       Vice President, Worldwide Marketing

Thomas J. O'Lenic.......................      38       Vice President, North American Sales and Service

John S. Senaldi.........................      37       Vice President/General Manager IonWorks (TM)

Patricia C. Sharp.......................      58       Vice President, Human Resources

Andrew T. Zander, Ph.D..................      56       Vice President, Engineering

      JOSEPH D. KEEGAN, PH.D., was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a member of the Board of Directors of Upstate Group, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

      TIMOTHY A. HARKNESS has served as Vice President Finance and Chief Financial Officer of Molecular Devices Corporation since July 1998. From 1997 to 1998, Mr. Harkness was Vice President of Business Development at Vivra Specialty Partners, a physician practice management company. Previously, Mr. Harkness was with Montgomery Securities in the Health Care Investment Banking Group from 1994 to 1997 and with Arthur Andersen & Co. from 1989 to 1992. Mr. Harkness is a member of the Board of Directors of Essen Instruments, Inc. Mr. Harkness holds an MBA from Stanford University Graduate School of Business and is a CPA.

      GILLIAN M.K. HUMPHRIES, PH.D., has served as a Vice President of the Company since March 1990. Dr. Humphries served as a consultant to the Company since its inception in 1983. In 1984, Dr. Humphries joined the Company on a full time basis as a research scientist and, from 1985 to 1990, she served as Director of MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. in Biochemistry from Stanford University and an MS in Biochemistry from San Jose State University.

      ROBERT J. MURRAY has served as a Vice President, in charge of Worldwide Operations, since July 1995. Mr. Murray served as the Company's Director of Operations from 1993 to 1995. During 1993, Mr. Murray was a consultant to Tandem Computers, Incorporated, a computer manufacturer. From 1991 to 1993, Mr. Murray was Vice President of Marketing and Manufacturing at Electromer Corporation, an electronic component company, and from 1989 to 1991, as Vice President and General Manager of Comptronix Corp., a contract manufacturing company. Prior to that, Mr. Murray was Vice President of Operations of Gould, Inc., a diversified conglomerate. Mr. Murray holds an M.S. in Electrical Engineering from San Jose State University and a B.S. from the University of California at Davis.

      STEPHEN J. OLDFIELD, PH.D. has served as Vice President, in charge of Worldwide Marketing, since December 2001. Dr. Oldfield served as the Company's Marketing Director for Cell Analysis products from 1999 to 2001. From 1997 to 1999, Dr. Oldfield was the Director of Marketing at Molecular Probes, Inc., a biotechnology company. From 1995 to 1997, Dr. Oldfield was the Director of Marketing at FMC Bioproducts, a biotechnology supplier, which was subsequently acquired by Cambrex Corporation. Dr. Oldfield served in various management positions at Molecular Dynamics, a bioanalytical instrument provider now part of Amersham Biosciences, in England and the United States from 1988 to 1995, and at Pharmacia Biotechnology, a biotechnology company in Sweden from 1984 to 1988. Dr. Oldfield holds a Ph.D. from Imperial College, London and a BSc from the University of Sheffield.

      THOMAS J. O'LENIC has served as Vice President, North American Sales and Service, since January 2002. From 1995 to 2002, Mr. O'Lenic served in various Sales Management positions at Molecular Devices, most recently as Director of North American Sales, Life Sciences Division. From 1994 to 1995, Mr. O'Lenic was with PerSeptive Biosystems, a bioanalytical instrument company. From 1990 to 1994, Mr. O'Lenic worked for Millipore Corporation, a multinational bioscience company, and from 1989 to 1990, he worked for Bios Corporation, a life science products company. Mr. O'Lenic holds a B.S. in Biology from the University of South Florida.

      JOHN S. SENALDI was appointed Vice President and General Manager, IonWorks(TM) business unit in November 2001. Prior to this role, Mr. Senaldi served as Vice President, Worldwide Marketing from August 1998, when he joined the Company. From 1993 to 1998, Mr. Senaldi held various management positions at Becton Dickinson and Company, a research and diagnostic company, including Program Management for Becton's Immunocytometry Systems Division, Director of Business Development and Senior Product Manager in both Europe and North America for Becton's Diabetes Healthcare business. Prior to joining Becton Dickinson, Mr. Senaldi held various management positions in manufacturing and marketing with General Electric Company and in engineering functions with several start-up medical device/diagnostic companies. Mr. Senaldi holds an MBA from Harvard Business School, an MSEE from Rensselaer Polytechnic Institute and a B.S. in Engineering from Trinity College.

      PATRICIA C. SHARP was appointed as Vice President of Human Resources of the Company effective September 2000. From 1997 to 2000, Ms. Sharp served as Human Resources consultant at Sharp Associates Consulting specializing in Human Resources management, leadership and organizational development. Previously, Ms. Sharp worked at Apple Computer, Inc. as Senior Vice President, Human Resources. Ms. Sharp has a B.A. in Behavioral Sciences from San Jose State University.

      ANDREW T. ZANDER, PH.D., joined Molecular Devices as Vice President, Engineering in March 2000. Dr. Zander came to the Company from Transgenomic, Inc., a biotechnology company, where he was Vice President, Research and Development, and prior to that he was at Varian Associates, a medical systems company, for 12 years, where he was a Director of Research for Varian's corporate R&D activities. Before Varian, he had worked at Perkin-Elmer and Beckman. As an Officer in the U.S. Naval Reserve, he worked with the Office of Naval Research as a Scientific Liaison Officer. Dr. Zander holds a B.S. in Chemistry from the University of Illinois and a Ph.D. in Analytical Chemistry from the University of Maryland.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

      For the year 2002, each member of the Company's Board of Directors will receive $1,000 for each Board meeting attended by such director and $500 for each Board committee meeting attended. In addition, the members of the Board may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.

      During 1995, the Board adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 347,500. Pursuant to the terms of the Directors' Plan, each Non-Employee Director is automatically granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board. Thereafter, each Non-Employee Director will be granted an option to purchase an additional 4,000 shares of Common Stock immediately following each annual meeting of stockholders.

      Outstanding options under the Directors' Plan vest over a period of four years from the date of grant in equal annual installments. The exercise price of options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Board may suspend or terminate the Directors' Plan at any time. In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

      During the last fiscal year, the Company granted options covering 10,000 shares to each Non-Employee Director, at an exercise price of $21.62 per share, which was the fair market value of the Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

         The following table shows for the fiscal years ended December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other four most highly compensated executive officers at December 31, 2001, and one other former executive officer who departed from the Company during fiscal year 2001 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION AWARDS
                                       --------------------------------------  ----------------------------
                                                                                RESTRICTED      SECURITIES     ALL OTHER
         NAME AND                       SALARY     BONUS      OTHER ANNUAL     STOCK AWARDS     UNDERLYING    COMPENSATION
    PRINCIPAL POSITION          YEAR      ($)      ($)(1)    COMPENSATION ($)      ($)          OPTIONS (#)       ($)(3)
    ------------------          ----   --------   --------   ----------------  ------------     ------------  ------------

Joseph D. Keegan, Ph.D.......   2001   $357,268   $      -     $13,900(2)               -          60,000         $3,706
  President and Chief           2000    325,000    195,000      12,000(4)               -          75,000          2,650
  Executive Officer             1999    296,670    165,000      12,000(4)               -          50,000          2,540

Timothy A. Harkness..........   2001    219,450          -      74,275(5)               -          35,000          3,104
  Vice President,               2000    189,333    100,000           -                  -          30,000          2,104
  Finance and                   1999    177,083     79,688           -                  -          30,000          1,859
  Chief Financial Officer

John S. Senaldi..............   2001    196,660          -      18,110(5)               -          27,500          2,846
  Vice President/General        2000    172,577     80,000           -                  -          25,000          1,792
  Manager, IonWorks (TM)        1999    164,170     65,668           -                  -          30,000          1,792

Robert J. Murray.............   2001    192,667          -           -                  -          25,000          3,379
  Vice President,               2000    183,750     73,500           -                  -          20,000          2,231
  Operations                    1999    160,683     64,273           -                  -               -          2,161

Patricia C. Sharp(6).........   2001    193,334          -           -                  -          35,000          4,215
  Vice President,               2000     60,244     52,110           -           $194,220 (7)      25,000          2,050
  Human Resources

Tony M. Lima(8)..............   2001    220,705          -         -                    -          27,500          2,913
  Vice President, Sales         2000    189,000     95,000         -                    -          25,000          1,929
  and Service                   1999    179,170     71,688         -                    -          30,000          2,100

----------------------
(1) Represents amounts accrued by the Company in 1999, 2000 and 2001, but paid in 2000, 2001 and 2002 at the election of the Company.
(2) Consists of the following payments made by the Company: (i) $12,000 for use of automobile by employee, and (ii) $1,900 for professional services.
(3) Represents the taxable portion of group life insurance paid by the Company and the Company's discretionary contribution to employee's 401(k) account.
(4)   Represents amount for use of automobile by employee.
(5) Represents loan amount forgiven by the Company for the previous payment of certain taxes.
(6)   Ms. Sharp started her employment with the Company in September 2000.
(7) Consists of an award of 2,500 shares of restricted stock valued at $194,220 on the date of grant.
(8)   Mr. Lima's employment with the Company ended December 31, 2001.

                       STOCK OPTION GRANTS AND EXERCISES

      The Company grants options to its executive officers under its 1995 Stock Option Plan (the "Option Plan"). As of February 15, 2002, options to purchase a total of 2,216,900 shares were outstanding under the Option Plan and options to purchase 293,677 shares remained available for grant thereunder.

      The following tables show for the fiscal year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:


                                                  OPTION GRANTS IN LAST FISCAL YEAR


                                                OPTION GRANTS IN LAST FISCAL YEAR
                                       ------------------------------------------------------    POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                       NUMBER OF       % OF TOTAL                                 RATES OF STOCK PRICE
                                       SECURITIES       OPTIONS                                 APPRECIATION FOR OPTION
                                       UNDERLYING      GRANTED TO      EXERCISE                         TERM (3)
                                        OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION    -----------------------
NAME                                   GRANTED (#)   FISCAL YEAR(1)   ($/SH)(2)     DATE          5% ($)      10% ($)
----                                   -----------   --------------   ----------  -----------   ----------  -----------
Joseph D. Keegan, Ph.D.(4).......        60,000          6.78%         $22.95      05/28/11     $ 865,995   $ 2,194,525
Timothy A. Harkness(4)...........        35,000          3.96%          22.95      05/28/11       505,164     1,280,140
John S. Senaldi (4)..............        27,500          3.11%          22.95      05/28/11       396,915     1,005,284
Robert J. Murray (4).............        25,000          2.83%          22.95      05/28/11       360,831       914,385
Patricia C. Sharp (4)............        35,000          3.96%          22.95      05/28/11       505,164     1,280,140
Tony M. Lima(4)..................        27,500          3.11%          22.95      05/28/11       396,915     1,005,284

---------------
(1)   Based on 884,950 shares subject to options granted in 2001.
(2) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of the grant.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(4) The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment. Options vest at the rate of 25% per year.

                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                      OPTIONS AT FY-END (#)     OPTIONS AT FY-END
                                   SHARES ACQUIRED        VALUE            EXERCISABLE/              EXERCISABLE/
NAME                               ON EXERCISE (#)     REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE(1)
----                               ---------------     ------------   -----------------------   --------------------
Joseph A. Keegan, Ph.D.........         43,500          $ 2,262,682        77,750/183,750          $59,330/$74,163
Timothy A. Harkness............          9,600              463,175         26,250/98,750           46,350/108,150
John S. Senaldi................          6,250              142,375         19,000/77,350           76,130/106,582
Robert J. Murray...............         24,000            1,415,800         13,125/52,375             18,738/3,748
Patricia C. Sharp..............              -                    -         11,875/70,625                 -/-
Tony M. Lima...................         21,200            1,113,075         28,250/78,750           24,338 /56,788



--------------------
(1) Represents the fair market value of the underlying shares on the last day of the fiscal year ($20.87 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price of the options multiplied by the number of shares underlying the option.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

CHIEF EXECUTIVE OFFICER KEY EMPLOYEE AGREEMENT

      On March 11, 1998, Joseph D. Keegan, Ph.D., entered into a Key Employee Agreement with the Company that provided for the following:

      o Dr. Keegan was appointed as President and Chief Executive Officer, effective March 30, 1998 (the "Employment Date").

      o     Dr. Keegan would be paid an annual base salary of $280,000.

      o Dr. Keegan would receive a one time "signing bonus" of $150,000. Such bonus was subject to repayment if Dr. Keegan terminates his employment with the Company within the first year of his employment.

      o Dr. Keegan is eligible to receive an annual performance bonus up to 50% of his base salary based on achievement of certain goals specified by the Board.

      o The Board granted Dr. Keegan options to purchase 170,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the Employment Date. The Options will vest over five years with 34,000 shares vesting on the first anniversary of the Employment Date and 8,500 shares vesting every June 30, September 30, December 30, and March 30 thereafter. Vesting ceases if Dr. Keegan's employment terminates at any time for any reason with the following exceptions: (a) Dr. Keegan is retained by the Company in a post-employment consulting position, as specified, thus providing for an additional year of vesting, or (b) if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then vesting of the remaining unvested options will accelerate such that Dr. Keegan will be fully vested with respect to the options to purchase 170,000 shares of the Company's Common Stock.

      o The Board granted Dr. Keegan an aggregate of 30,000 shares of the Company's Common Stock subject to applicable securities laws restrictions, over two years. A total of 3,750 shares would be granted following the completion of each quarter of service with the Company as President and Chief Executive Officer on June 30, 1998 and 1999, September 30, 1998 and 1999, December 30, 1998 and 1999,
            and March 30, 1999 and 2000. Upon granting, each individual grant would be fully earned and vested. Granting of stock ceases if Dr. Keegan's employment terminates at any time for any reason, except if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then granting of the remaining ungranted shares will accelerate such that a total of 170,000 shares of the Company's Common Stock will be vested. The Company agreed to loan Dr. Keegan amounts required for the payment of tax obligations related to these share grants. As of December 31, 2001, $378,825 was outstanding under these loans.

      o In the event Dr. Keegan's employment is terminated by the Company without cause, as defined in the agreement, the Company shall provide Dr. Keegan with a one-year consulting agreement, as defined, and outplacement services.

      In April 2002, Dr. Keegan agreed to forgo the change in control severance benefits under his Key Employee Agreement and enrolled in the Change in Control Severance Benefit Plan, described below. In the event that the plan is amended or terminated and, as a result, the benefits to Dr. Keegan under the plan are reduced to the extent that such benefits would be less than those provided by his Key Employee Agreement, then the change in control severance benefits under his Key Employee Agreement would be restored.

CHIEF FINANCIAL OFFICER EMPLOYEE AGREEMENT

      On July 8, 1998, Timothy A. Harkness, entered into an Employee Agreement with the Company that provided for the following:

      o Mr. Harkness was appointed as Vice President of Finance and Chief Financial Officer, effective July 9, 1998 (the "Employment Date").

      o Mr. Harkness would be paid an annual base salary of $150,000. His salary would increase to $162,000 per year in 3 months and $175,000 per year in 6 months upon certain milestone achievements.

      o     Mr. Harkness would receive a one time hiring bonus of $87,500.

      o Mr. Harkness is eligible to participate in the Company's bonus plan at 40% of his base salary prorated for employment tenure.

      o Mr. Harkness was eligible to receive options to purchase 75,000 shares of the Company's Common Stock. The options will vest over five years with 15,000 shares vesting on the first anniversary of the Employment Date and 3,750 shares vesting every quarter thereafter.

      o Mr. Harkness is eligible to receive an aggregate of 10,000 shares of the Company's Common Stock. A total of 1,250 shares will be granted following each quarter of service with the Company. Upon granting, each share will be fully earned and vested. If Mr. Harkness is terminated without cause within the first two years, then (i) the granting of shares will accelerate such that Mr. Harkness will receive 10,000 shares of the Company's Common Stock and (ii) Mr. Harkness would receive a one-time severance payment equal to the prior 6 months compensation. The Company agreed to loan Mr. Harkness amounts required for the payment of tax obligations related to these share grants. As of December 31, 2001 $74,275 was outstanding under these loans, which will be forgiven over time under an employment vesting schedule.

      o In the event of a change of control resulting in either termination or demotion, all of Mr. Harkness' stock options and shares will become fully vested on such date. In addition, Mr. Harkness would be granted a one-time severance payment equal to the last 12 months compensation.

      In April 2002, Mr. Harkness agreed to forgo the change in control severance benefits under his Employee Agreement and enrolled in the Change in Control Severance Benefit Plan, described below. In the event that the plan is amended or terminated and, as a result, the benefits to Mr. Harkness under the plan are reduced to the extent that such benefits would be less than those provided by his Employee Agreement, then the change in control severance benefits under his Employee Agreement would be restored.

VICE PRESIDENT EMPLOYMENT AGREEMENT

      On July 13, 1998, John S. Senaldi, Vice President of Worldwide Marketing, entered into an employment agreement with the Company that provided for the following:

      o Mr. Senaldi would be paid an annual base salary of $160,020. Mr. Senaldi would receive a one-time signing bonus of $30,000.

      o Mr. Senaldi is eligible to participate in the Company's bonus plan at 40% of his base salary prorated from the time he has been employed, with a guaranteed minimum bonus of $30,000 under the plan for the 1998 plan year.

      o Mr. Senaldi was eligible to receive options to purchase 46,000 shares of the Company's Common Stock. The options will vest over five years with 9,200 shares vesting on each of the first and second anniversary of the employment date and 2,300 shares vesting quarterly following the second anniversary of the employment date.

      o Mr. Senaldi was eligible to receive an aggregate of 25,000 shares of the Company's Common Stock. The shares will be granted ratably and quarterly over a period of two years. The Company agreed to loan Mr. Senaldi amounts required for the payment of tax obligations related to these share grants. As of December 31, 2000, $18,110 was outstanding under these loans. In the event of a Change of Control, all of Mr. Senaldi's stock options and shares will become fully vested at such date.

      o In the event of a Change of Control, all of Mr. Senaldi's stock options and shares will become fully vested at such date.

      In April 2002, Mr. Senaldi agreed to forgo the change in control severance benefits under his employment agreement and enrolled in the Change in Control Severance Benefit Plan, described below. In the event that the plan is amended or terminated and, as a result, the benefits to Mr. Senaldi under the plan are reduced to the extent that such benefits would be less than those provided by his employment agreement, then the change in control severance benefits under his employment agreement would be restored.

VICE PRESIDENT EMPLOYMENT AGREEMENT

      On July 25, 2000, Patricia C. Sharp, Vice President of Human Resources, entered into an employment contract with the Company that provided for the following:

      o Ms. Sharp would be paid an annual base salary of $185,000. Ms. Sharp would receive a one time signing bonus of $25,000. Upon the completion of six months of satisfactory employment, Ms. Sharp would receive an additional bonus of $25,000.

      o Ms. Sharp would be eligible to participate in the Company's bonus plan at 40% of her base salary prorated from the time she has been employed.

      o Ms. Sharp would be eligible to receive options to purchase 47,500 shares of the Company's Common Stock. The options would vest over four years with 11,875 shares vesting on each anniversary of the employment date. Ms. Sharp would be eligible to receive an aggregate of 2,500 shares of restricted Common Stock. The shares would be granted ratably and quarterly over a period of two years.

VICE PRESIDENT EMPLOYMENT AGREEMENT

      On July 9, 1998, Tony M. Lima, Vice President of Worldwide Sales and Service, entered into an employment agreement with the Company that provided for the following:

      o     Mr. Lima would be paid an annual base salary of $175,000.

      o Mr. Lima would be eligible to participate in the Company's bonus plan at 40% of his base salary prorated from the time he has been employed, with a guaranteed minimum bonus of $30,000 under the plan for the 1998 plan year.

      o Mr. Lima would be eligible to receive options to purchase 50,000 shares of the Company's Common Stock. The options would vest over five years with 10,000 shares vesting on each of the first and second anniversary of the employment date and 2,500 shares vesting quarterly following the second anniversary of the employment date.

      This agreement was terminated in connection with Mr. Lima's resignation on December 31, 2001.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

      In February 2001, the Board of Directors adopted a Change in Control Severance Benefit Plan to provide certain benefits and protections to designated executive officers who have not entered into individual severance benefit or change in control agreements with the Company. The plan provides that in the event of a constructive or involuntarily termination without cause within 13 months after a Change in Control, as defined in the plan, such terminated executive officer will receive (i) lump sum payment equal to 12 months' salary,
(ii) a bonus payment equal to what would have been earned at 100% of target for the year of termination, (iii) continued health insurance benefits for 18 months, unless the executive officer obtains coverage from another employer during that time, (iv) full acceleration of vesting for all outstanding options, and (v) payment for an executive assistance program lasting up to three months and not to exceed $7,500, provided that the executive officer enrolls within six months following termination. If the total amount of payment under the plan would cause the executive officer to incur "golden parachute" excise tax liability in connection with the Change in Control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan provides these certain benefits and protections to the following executive officers: Gillian M.K. Humphries, Ph.D., Robert J. Murray, Stephen J. Oldfield, Ph.D., Thomas J. O'Lenic, Patricia C. Sharp and Andrew T. Zander, Ph.D.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

      The Compensation Committee of the Board of Directors (the "Committee") is comprised of Mr. Anderson, Mr. Marion and Dr. Waitz, none of whom has been a permanent officer or employee of the Company. The Committee is responsible for establishing the Company's compensation for executive officers.

      The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix of the compensation elements of salary, bonus and stock options.

      BASE SALARY. The Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, the Company surveys a group of comparable companies with a capitalization similar to that of the Company.

      BONUS. The bonus program is a discretionary program for executive officers and other key employees of the Company. The Committee meets in the first quarter following the year of the awards to be made to determine the amount of the bonuses. The bonus award depends on the extent to which the Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 2001, these goals were related to specific increases in revenue, operating income and earnings per share over the prior years.

      STOCK OPTIONS. The Option Plan maintained by the Company was established to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Options Plan generally vest over a four or five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

      Guidelines for the number of stock options for each participant under the Option Plan are generally determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

      Section 162(m) of the Internal Revenue Code of 1986 limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Company's Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock options is deductible by the Company.

      CEO COMPENSATION. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with companies with a capitalization similar to that of the Company. Dr. Keegan did not receive a bonus for the fiscal year 2001 as the Company did not achieve their performance objectives.


----------------------------------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

      SUMMARY. Through the plans described above, a significant portion of the Company's compensation program for its executive officers (including the CEO) is contingent upon the individual's and Company's performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation during any given annual period.


                                                   Compensation Committee
                                                   David L. Anderson
                                                   Andre F. Marion
                                                   J. Allan Waitz, Ph.D.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As noted above, the Compensation Committee is comprised of three non-employee directors: Mr. Anderson, Mr. Marion and Dr. Waitz. Mr. Marion served as an interim chief executive officer of the Company between October 1997 and March 1998. No member of the Compensation Committee is or was formerly a permanent officer or employee of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

                     PERFORMANCE MEASUREMENT COMPARISON(2)

      The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1996 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Index and (iii) a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.






                                PERFORMANCE CHART








                                 1996     1997    1998    1999    2000    2001
                                 ----     ----    ----    ----    ----    ----

Molecular Devices Corp. . .     100.00   136.55  139.76  334.14  439.76  134.10
SIC Code Index. . . . . . .     100.00   118.63  148.98  241.03  378.77  222.76
NASDAQ Market Index . . . .     100.00   122.32  172.52  304.29  191.25  152.46

                              CERTAIN TRANSACTIONS

      The Company has entered into employment agreements with certain of its executive officers. See "Employment Agreements."

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                           By order of the Board of Directors



                                           /s/ James C. Kitch
                                           ----------------------------------
                                               James C. Kitch
                                               SECRETARY

April 22, 2002

      The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Molecular Devices stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, CA 94089 or contact Corporate Secretary, Molecular Devices Corporation at (408) 747-1700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.











--------------------------------------------------------------------------------
      A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, MOLECULAR DEVICES CORPORATION, 1311 ORLEANS DRIVE, SUNNYVALE, CALIFORNIA 94089.
--------------------------------------------------------------------------------

                          MOLECULAR DEVICES CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

      The undersigned hereby appoints Joseph D. Keegan, Ph.D., and Timothy A. Harkness, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Molecular Devices Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Molecular Devices Corporation to be held at the Company's headquarters, 1311 Orleans Drive, Sunnyvale, CA 94089, on Thursday, May 23, 2002 at 10:30 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

       --------------------------DETACH HERE-----------------------------

PLEASE MARK VOTES AS IN THIS EXAMPLE: |X|

                      MANAGEMENT RECOMMENDS A VOTE FOR THE
                       NOMINEES FOR DIRECTORS LISTED BELOW

Proposal 1:    To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

NOMINEES:      Joseph D. Keegan, Ph.D., Moshe H. Alafi, David L. Anderson,
               A. Blaine Bowman, Paul Goddard, Ph.D., Andre F. Marion, Harden M.
               McConnell, Ph.D., and J. Allan Waitz, Ph.D.

/ /                                         / /
     FOR all nominees listed above               WITHHOLD AUTHORITY to vote
     (except as marked to the                    for all nominees listed above.
     contrary below).

--------------------------------------------------------------------------------
TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
ABOVE:


                          MANAGEMENT RECOMMENDS A VOTE
                         FOR PROPOSALS 2, 3 AND 4 BELOW

Proposal 2:    To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 500,000 shares.

/ / FOR                        / /  AGAINST                     / /  ABSTAIN

Proposal 3:    To approve the Company's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common
               Stock authorized for issuance under such plan by 200,000 shares.

/ / FOR                        / /  AGAINST                     / /  ABSTAIN

Proposal 4:    To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

/ / FOR                        / /  AGAINST                     / /  ABSTAIN


                                       31.

                                       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                       HEREON. IF THE STOCK IS REGISTERED IN THE
                                       NAMES OF TWO OR MORE PERSONS, EACH SHOULD
                                       SIGN. EXECUTORS, ADMINISTRATORS,
                                       TRUSTEES, GUARDIANS AND
                                       ATTORNEYS-IN-FACT SHOULD ADD THEIR
                                       TITLES. IF SIGNER IS A CORPORATION,
                                       PLEASE GIVE FULL CORPORATE NAME AND HAVE
                                       A DULY AUTHORIZED OFFICER SIGN, STATING
                                       TITLE. IF SIGNER IS A PARTNERSHIP,
                                       PLEASE SIGN IN PARTNERSHIP NAME BY
                                       AUTHORIZED PERSON.


                                       PLEASE VOTE, DATE AND PROMPTLY RETURN
                                       THIS PROXY IN THE ENCLOSED RETURN
                                       ENVELOPE WHICH IS POSTAGE PREPAID IF
                                       MAILED IN THE UNITED STATES.



Signature:               Date:         Signature:                  Date:
           --------------     ---------          -----------------      --------


















                                       32.